EXHIBIT 2.1

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                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                    REPUBLIC SECURITY FINANCIAL CORPORATION,

                             REPUBLIC SECURITY BANK

                                       and

                          UNIFIRST FEDERAL SAVINGS BANK

                                 MARCH 26, 1998


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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I
THE MERGER....................................................................1
         1.1      Plan of Merger and Merger Agreement.........................1
         1.2      Conversion of Shares........................................2
         1.3      Conversion Rate.............................................2
         1.4      Unifirst Options............................................3
         1.5      The Closing.................................................3
         1.6      Stock Certificates..........................................4
         1.7      Shares of Dissenting Holders................................4

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF UNIFIRST....................................5
         2.1      Corporate Organization......................................5
         2.2      Capitalization; Stock Ownership.............................5
         2.3      Investments; No Subsidiary..................................5
         2.4      Authorization and Enforceability; No Violation..............5
         2.5      Financial Statements........................................6
         2.6      Loan Portfolio..............................................7
         2.7      Deposits....................................................8
         2.8      No Undisclosed Liabilities, Etc.............................8
         2.9      Absence of Certain Changes..................................8
         2.10     Real Properties............................................10
         2.11     Taxes and Fees.............................................10
         2.12     Contracts..................................................11
         2.13     Litigation.................................................12
         2.14     Compliance with Laws and Regulations.......................12
         2.15     Employment Benefit Plans and Arrangements; Labor Matters...13
         2.16     Accounting Practices.......................................14
         2.17     Minute Books...............................................14
         2.18     Insurance..................................................14
         2.19     Agreements with Regulators.................................14
         2.20     Environmental..............................................15
         2.21     Community Reinvestment Act.................................15
         2.22     Transactions with Insiders.................................15
         2.23     Fidelity Bond..............................................15
         2.24     Proxy Statement............................................16
         2.25     Brokers....................................................16
         2.26     No Untrue Statements.......................................16
         2.27     Absence of Regulatory Communications.......................16

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF RSFC AND REPUBLIC..........................16
         3.1      Corporate Organization.....................................16
         3.2      Authorization and Enforceability; No Violation.............17
         3.3      Capitalization; Stock Ownership............................17
         3.4      Corporate Organization.....................................18
         3.5      Authorization and Enforceability; No Violation.............18
         3.6      SEC Filings................................................18
         3.7      Brokers....................................................19
         3.8      No Untrue Statements.......................................19

ARTICLE IV
COVENANTS OF UNIFIRST........................................................20
         4.1      Access, Information and Documents..........................20
         4.2      No Other Transactions......................................21
         4.3      Conduct of Business Prior to the Effective Time............21
         4.4      Negative Covenants.........................................21
         4.5      Current Information........................................24
         4.6      Pursuit of Approvals.......................................24
         4.7      Meeting of Unifirst's Shareholders; Proxy Statement........24
         4.8      Future Financial Statements................................24
         4.9      Observer at Meetings.......................................25
         4.10     Pooling....................................................25

ARTICLE V
COVENANTS OF RSFC AND REPUBLIC...............................................26
         5.1      Access, Information and Documents..........................26
         5.2      Pursuit of Approvals.......................................26
         5.3      Registration Statement.....................................27
         5.4      Pooling....................................................28
         5.5      Officer and Director Indemnity.............................28

ARTICLE VI
CONDITIONS PRECEDENT TO
THE OBLIGATIONS OF RSFC, REPUBLIC AND UNIFIRST...............................28
         6.1      Government Approvals.......................................28
         6.2      Shareholder Approval.......................................28
         6.3      No Litigation..............................................29

ARTICLE VII
CONDITIONS PRECEDENT TO
THE OBLIGATIONS OF UNIFIRST..................................................29

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         7.1      Representations, Warranties and Covenants..................29
         7.2      Material Change............................................30
         7.3      Officers' Certificates.....................................30
         7.4      Consents...................................................30
         7.5      Tax Opinion................................................30

ARTICLE VIII
CONDITIONS PRECEDENT TO
THE OBLIGATIONS OF RSFC AND REPUBLIC.........................................30
         8.1      Representations, Warranties and Covenants..................30
         8.2      Material Change............................................31
         8.3      Financial Conditions.......................................31
         8.4      Demands for Appraisal......................................31
         8.5      Accountants' Comfort Letter................................31
         8.6      Officers' Certificates.....................................31
         8.7      Consents...................................................31
         8.8      Tax Opinion................................................31
         8.9      Unifirst Affiliate Letters.................................32

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER............................................32
         9.1      Termination by Mutual Consent..............................32
         9.2      Termination by Unifirst....................................32
         9.3      Termination by RSFC........................................32
         9.4      Effect of Termination......................................33
         9.5      Alternate Transaction......................................33
         9.6      Extension or Waiver........................................34

ARTICLE X
MISCELLANEOUS................................................................34
         10.1     Certain Terms..............................................34
         10.2     Expenses...................................................34
         10.3     Legal Fees.................................................34
         10.4     Survival...................................................35
         10.5     Entire Agreement; Amendment; Waiver........................35
         10.6     Notices....................................................35
         10.7     Rights Under this Agreement; Nonassignability..............36
         10.8     Form of This Agreement.....................................36
         10.9     Governing Law..............................................37
         10.10    Public Announcements.......................................37
         10.11    Counterparts...............................................37

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         Schedules

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                          AGREEMENT AND PLAN OF MERGER

                  This Agreement and Plan of Merger (the "Agreement") is made and entered into as of March 26, 1998, by and among REPUBLIC SECURITY FINANCIAL CORPORATION, a Florida corporation ("RSFC"), REPUBLIC SECURITY BANK, a Florida state bank ("Republic"), and UNIFIRST FEDERAL SAVINGS BANK ("Unifirst").

                                    RECITALS

                  WHEREAS, each of the parties desires to provide for the acquisition of Unifirst by RSFC and RSFC's wholly owned subsidiary, Republic, by means of the merger of Unifirst into Republic (the "Merger"), for the consideration and upon the terms and conditions set forth herein; and

                  WHEREAS, the Boards of Directors of Unifirst and Republic believe that the Merger, upon the terms and conditions set forth herein, is in the best interest of their respective shareholders and such Boards of Directors have unanimously approved the Merger; and

                  WHEREAS, for Federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

                  WHEREAS, for accounting purposes, it is intended that the Merger be accounted for as a "pooling of interests";

                  NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are conclusively acknowledged, the parties do represent, warrant, covenant and agree as follows:

                                    ARTICLE I

                                   THE MERGER

                  1.1 PLAN OF MERGER AND MERGER AGREEMENT. Subject to and in accordance with the terms and conditions of this Agreement and Chapter 658, Florida Statutes, Republic and Unifirst agree to enter into a Plan of Merger and Merger Agreement (the "Plan of Merger") in accordance with the requirements of
Section 658.42, Florida Statutes, and 12 C.F.R. ss.552.13 and to submit the Plan of Merger to the Florida Department of Banking and Finance (the "Department"), and to the Office of Thrift Supervision ("OTS"), for approval. Subject to and in accordance with the terms and conditions of this Agreement, at the Closing (hereinafter defined), Republic and Unifirst shall again execute the Plan of Merger, if it differs in any respect from the counterpart thereof theretofore filed with the Department, and shall execute certified copies of the resolutions approving the Plan of Merger by the shareholders of each bank. As soon as practicable after the Closing, the Plan of Merger and certified resolutions shall be delivered to the Department. On the date requested by


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Republic (the "Effective Time"), as soon as practicable after such delivery to the Department of Banking, Unifirst shall be merged with and into Republic, which shall be the resulting bank in the Merger.

                  1.2 CONVERSION OF SHARES. At the Effective Time, each issued and outstanding share of the common stock of Unifirst, par value $5.00 per share ("Unifirst Common Stock"), shall, by virtue of the Merger and without any action by the holder thereof, be converted into the number of shares of the common stock of RSFC, par value $.01 per share ("RSFC Common Stock"), equal to the Conversion Rate (as defined in Section 1.3 hereof). No fractional shares of RSFC Common Stock shall be issued. In lieu thereof, each holder of Unifirst Common Stock shall be entitled to be paid an amount in cash determined by multiplying the holder's fractional interest by the closing price of RSFC Common Stock on the NASDAQ-National Market System on the Effective Date. In the event that, prior to the Effective Time, the number of outstanding shares of RSFC Common Stock shall be changed to a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split or reverse stock split, an appropriate and proportionate adjustment shall be made in the Conversion Rate. At the Effective Time, each issued and outstanding share of the common stock of Republic, par value $5.00 per share, shall remain issued and outstanding and unaffected by the Merger.

                  1.3 CONVERSION RATE. The "Conversion Rate" shall equal the number determined by dividing the Unifirst Stock Value by the RSFC Average Closing Price.

                  The "RSFC Average Closing Price" shall mean the average of the closing prices of RSFC Common Stock as reported by the NASDAQ-National Market System for the ten trading days prior to two trading days prior to the Closing Date.

                  The "Unifirst Stock Value" shall mean (i) 1.55, (ii) multiplied times the Tangible Equity of Unifirst as of the calendar month end immediately preceding the Closing Date, (iii) less the Transaction Expenses in an amount not to exceed $750,000 and (iv) then divided by the number of Unifirst Common Stock Equivalents as of the calendar month end immediately preceding the Closing Date.

                  "Tangible Equity" shall be as defined in 12 C.F.R. ss.325.2(s)
(i) plus the aggregate exercise price of all of the outstanding Unifirst Stock Options, (ii) less Transaction Expenses to the extent they exceed $750,000 and
(iii) less the amount which will become payable in connection with termination of Unifirst's agreement with FISERV through or after the Effective Time to the extent it exceeds $200,000. The parties agree that Republic, as the resulting bank in the Merger, shall be responsible for the first $200,000 of such amounts payable in connection with the termination of FISERV.

                  "Unifirst Common Stock Equivalents" shall mean the number of outstanding shares of Unifirst Common Stock plus the number of shares of Unifirst Common Stock issuable upon the

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conversion of all of the outstanding shares of Unifirst Preferred Stock and the exercise of all of the outstanding Unifirst Stock Options.

                  The "Transaction Expenses" shall mean all of the following fees and expenses paid to the date of determination of the Unifirst Stock Value or which will be payable through or after the Effective Time: (i) all amounts paid or payable to T. Stephen Johnson and Associates, (ii) severance payments to John G. Primeau and Russell Conrad, (iii) bonuses paid to officers, directors or employees, (iv) legal fees and expenses and (v) accounting fees and expenses.

                  1.4 UNIFIRST OPTIONS. At the Effective Time, each outstanding option to purchase shares of Unifirst Common Stock listed on SCHEDULE 2.2 hereof ("Unifirst Stock Options") shall be assumed by RSFC. Prior to the Effective Time, any Unifirst Stock Option may be duly exercised in accordance with its terms. Each Unifirst Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Unifirst Stock Option, the number of shares of RSFC Common Stock as the holder of such Unifirst Stock Option would have been entitled to receive pursuant to the Merger at the Conversion Rate had such holder exercised such option in full immediately prior to the Effective Time, at a price per share equal to (y) the aggregate exercise price for the shares of Unifirst Common Stock otherwise purchasable pursuant to such Unifirst Stock Option divided by (z) the Conversion Rate.

                  1.5 THE CLOSING. The closing of the transactions described herein (the "Closing") shall take place at the offices of Morgan, Lewis & Bockius LLP, 5300 First Union Financial Center, 200 South Biscayne Boulevard, Miami, Florida, at 10:00 a.m., local time, on such date as RSFC shall designate not more than 30 days after the later of (i) the Unifirst shareholders meeting referred to in Section 4.7 hereof, (ii) the date of preliminary approval of the Department approving the Merger, (iii) the date of approval of the Merger by the OTS or (iv) such later date on which all conditions precedent to such Closing contained in Articles VI, VII and VIII hereof have been satisfied or duly waived; or at such other date, time and place as the parties shall agree. The term "Closing Date" shall mean the date on which the Closing takes place.

                  1.6 STOCK CERTIFICATES. At the Effective Time, the stock transfer books of Unifirst shall be closed and there shall be no further registration of transfers of Unifirst Common Stock thereafter. At and after the Effective Time, holders of certificates representing shares of Unifirst Common Stock immediately prior to the Effective Time shall cease to have any rights with respect to Unifirst Common Stock. The sole right of such holders shall be to receive the Merger Consideration to which they are entitled by virtue of the Merger. Immediately after the Effective Time, RSFC agrees to provide Letters of Transmittal and instructions regarding the tender of Unifirst stock certificates in exchange for RSFC Common Stock at the shareholder's address of record on the books of Unifirst. No dividends or other distributions declared or made after the Effective Time with respect to RSFC Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Unifirst stock certificate with respect to the shares of RSFC stock represented thereby until the holder of record of such Unifirst certificate shall surrender the certificate. Subject to the effect of applicable laws, following surrender of any such Unifirst

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certificate, there shall be paid to the holder, without interest, any such unpaid dividends or other distributions.

                  1.7 SHARES OF DISSENTING HOLDERS. Notwithstanding anything to the contrary contained in this Agreement, any holder of Unifirst stock with respect to which dissenters' rights are granted by reason of the merger under 12 C.F.R. ss.552.14 and who does not vote in favor of the Merger and who otherwise complies with 12 C.F.R. ss.552.14 ("Unifirst Dissenting Shares") shall not be entitled to receive RSFC stock pursuant to Section 1.2 hereof, unless such holder fails to perfect, effectively withdraws or loses his right to dissent from the Merger under 12 C.F.R. ss.552.14. Such holder shall be entitled to receive only the payment provided for by 12 C.F.R. ss.552.14. If any such holder so fails to perfect, effectively withdraws or loses his dissenters' rights, his Unifirst Dissenting Shares shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive RSFC stock pursuant to Section
1.2 hereof.

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                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF UNIFIRST

                  Unifirst hereby represents and warrants to Republic and RSFC as follows:

                  2.1 CORPORATE ORGANIZATION. Unifirst is a federal savings bank, duly organized and validly existing under the laws of the United States and in good standing with the OTS and the Federal Deposit Insurance Corporation (the "FDIC"). Unifirst has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate its properties and assets as now owned and being operated by it. Unifirst's deposit accounts are duly insured by the FDIC to the maximum extent permitted under applicable law. Unifirst has delivered to RSFC complete and correct copies of Unifirst's Charter and Bylaws, as amended to date, which are in full force and effect on the date hereof. Unifirst is qualified or licensed to do business and is in good standing in each jurisdiction in which it operates.

                  2.2 CAPITALIZATION; STOCK OWNERSHIP. As of the date hereof, the authorized capital stock of Unifirst consists of 4,000,000 shares of Unifirst Common Stock, of which 1,015,532 shares are issued and outstanding and 5,400 of which are held by Unifirst as treasury stock, and 300,000 shares of Unifirst Preferred Stock, of which 109,750 shares are issued and outstanding. All of the issued and outstanding shares of Unifirst Common Stock or Unifirst Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of them were issued in violation of any preemptive or other right. Except as described on SCHEDULE 2.2, Unifirst is not a party to or bound by any contract, agreement or arrangement to issue, sell or otherwise dispose of or redeem, purchase or otherwise acquire any of its capital stock and there is no outstanding option, warrant or other right to subscribe for or purchase, or contract, agreement or arrangement with respect to, any capital stock of Unifirst or any other security exercisable or convertible into any capital stock of Unifirst, or any stock appreciation rights.

                  2.3 INVESTMENTS; NO SUBSIDIARY. Except as described on
SCHEDULE 2.3, Unifirst does not own, directly or indirectly, any shares of capital stock of any corporation or any equity investment in any partnership, association or other business organization.

                  2.4 AUTHORIZATION AND ENFORCEABILITY; NO VIOLATION. The Unifirst Board of Directors has duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by a unanimous vote. Subject to approval of the Merger by shareholders of Unifirst owning not less than two thirds of the outstanding shares of Unifirst Common Stock and Unifirst Preferred Stock (counted together) and the approval by shareholders owning a majority of the outstanding shares of each class (counted separately), this Agreement is a legal, valid and binding obligation of Unifirst enforceable against Unifirst in accordance with its terms, except as enforceability may be limited by regulatory authorities having jurisdiction or by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and to general equitable principles. The execution, delivery and

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performance of this Agreement do not, and the consummation of the Merger will not, (a) violate or conflict with the Charter or Bylaws of Unifirst, (b) require any third-party consent pursuant to or result in any breach of or default under any provision of any contract or agreement of any kind to which Unifirst is a party or by which it is bound or to which any of its property or assets is subject, (c) result in any breach or violation of, or default under, or any event which with due notice or lapse of time or both would constitute a default under, result in the termination of, or accelerate the performance required by, or require Unifirst to obtain or make any consent, authorization, approval, registration or filing (other than as described in this Agreement), under any statute, law, ordinance, regulation, rule, judgment, decree, order, license, waiver, variance or other requirement of any court or agency, board, bureau, body or department of the United States or any state thereof which is applicable to Unifirst or any of the properties or assets of Unifirst, (d) cause any acceleration of maturity of any note, instrument or other obligation to which Unifirst is a party or by which either is bound or with respect to which it is an obligor or guarantor, or (e) result in the creation or imposition of any lien, pledge, claim, charge, restriction, equity or encumbrance of any kind whatsoever upon or give to any other person any interest or right, including any right of termination or cancellation, in or with respect to any of the business, operations, properties, assets, agreements or contracts of Unifirst.

                  2.5 FINANCIAL STATEMENTS. Unifirst has delivered to RSFC copies of its consolidated statements of financial condition as of September 30, 1995, 1996 and 1997, and consolidated statements of operations, shareholders' equity and cash flows for each of the years then ended, together with the notes thereto audited by KPMG Peat Marwick LLP and its unaudited consolidated statement of financial condition as of February 28, 1998 and consolidated unaudited statement of operations for the five-month period ended February 28, 1998. Such September 30, 1997 financial statements are referred to herein as the "1997 Financial Statements." Such February 28, 1998 financial statements are referred to herein as the "Interim Financial Statements." Such financial statements (and the Future Financial Statements, to be delivered to RSFC in accordance with Section 4.8 hereof) present (or will present) the financial position and results of operations of Unifirst as of the respective dates of such financial statements and for the respective periods then ended in conformity with generally accepted accounting principles ("GAAP"), consistently applied throughout the periods involved.

                  2.6 LOAN PORTFOLIO. With respect to each loan owned by Unifirst in whole or in part (each, a "Loan"), except as described on SCHEDULE
2.6 hereto:

                  (a) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor's rights generally, and to general equitable principles;

                  (b) neither Unifirst nor any prior holder of a Loan has modified the note or any of the related security documents in any material respect or satisfied, canceled or

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         subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

                  (c) Unifirst is the sole holder of legal and beneficial title to each Loan (or Unifirst's applicable participation interest, as applicable);

                  (d) the note and the related security documents, copies of which are included in the Loan files, are true and correct copies of the documents they purport to be and have not been superseded, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

                  (e) there is no pending or, to the best of its knowledge, threatened condemnation proceeding or similar proceeding affecting the property which serves as security for a Loan;

                  (f) there is no litigation or proceeding pending or, to the best of its knowledge, threatened, relating to the property which serves as security for a Loan which would have a material adverse effect upon the related Loan;

                  (g) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable and the interest in such Loan of Unifirst created by such participation would not be a part of the insolvency estate of the Loan originator or other third party upon the insolvency thereof; and

                  (h) each Loan secured by a mortgage on residential property (except for construction loans) was originated by a bank, thrift or other HUD-approved lender.

                  2.7 DEPOSITS. None of the deposits of Unifirst is a "brokered" deposit or subject to any encumbrance, legal restraint or other legal process.

                  2.8 NO UNDISCLOSED LIABILITIES, ETC. Unifirst has not become aware of any liability or obligation (absolute, accrued, contingent or otherwise) of any nature which was not, and should properly have been, reflected or reserved for in the 1997 Financial Statements or in the Interim Financial Statements.

                  2.9 ABSENCE OF CERTAIN CHANGES. Except as set forth in
SCHEDULE 2.9 hereto, since September 30, 1997, Unifirst has not:

                  (a) had any change in financial condition, properties, business or operations which would have a material adverse effect;

                  (b) suffered any damage, destruction or loss of physical property or assets (whether or not covered by insurance), in the aggregate in excess of $100,000 in value;

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                  (c) issued, sold or otherwise disposed of, or agreed to issue, sell or otherwise dispose of, any of its capital stock;

                  (d) incurred or agreed to incur any material indebtedness for borrowed money, other than in the ordinary course of business;

                  (e) made or obligated itself to make any capital expenditure in excess of $100,000 in the aggregate;

                  (f) waived any material right;

                  (g) sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any assets, or canceled, or agreed to cancel, any material debts or claims, in each case, other than in the ordinary course of business;

                  (h) mortgaged, pledged or subjected to any charge, lien, claim or encumbrance, or agreed to mortgage, pledge or subject to any charge, lien, claim or encumbrance, any of its material properties or assets, other than in the ordinary course of business;

                  (i) declared, set aside or paid any dividend (whether in cash, property or stock) with respect to any of its capital stock, except regular dividends on the Unifirst Preferred Stock, or redeemed, purchased or otherwise acquired, or agreed to redeem, purchase or otherwise acquire, any of its capital stock;

                  (j) increased the compensation or bonuses or special compensation of any kind of any of its directors, officers, employees or agents over the rate being paid to them on September 30, 1997, or adopted or increased any benefits under any insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such director, officer, employee or agent;

                  (k) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, other than in the ordinary course of business;

                  (l) made any material change in its accounting methods or practices with respect to its financial condition, properties, business or operations, except as required by GAAP;

                  (m) repaid any outstanding loans, other than repayments in the ordinary course of business;

                  (n) entered into any other material transaction not in the ordinary course of business;

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                  (o) become aware of the need to make additional specific
         provisions for reserves for loan losses which would have a material adverse effect on its financial condition, proper ties, business or operations;

                  (p) hired any new officers;

                  (q) entered into any real estate or equipment lease, requiring aggregate rental payments in excess of $100,000;

                  (r) entered into any agreement not terminable at will by it which requires the payment by it of an aggregate amount in excess of $100,000; or

                  (s) agreed to or otherwise become obligated to do any of the foregoing.

                  2.10 REAL PROPERTIES. SCHEDULE 2.10 hereto describes all real estate owned or leased by Unifirst, exclusive of "other real estate owned" ("OREO") acquired by Unifirst as a result of foreclosure or "deed in lieu" settlements and held by Unifirst for resale. All such real property, if owned by Unifirst, is owned under good, clear and marketable title, free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever except (i) statutory liens securing payments not yet due, (ii) liens which are incurred in the ordinary course of its business, (iii) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially impair business operations at such property and (iv) as may be set forth in the relevant declaration of condominium. Unifirst is the lessee of all leasehold estates described in
SCHEDULE 2.10 and is in possession of the properties purported to be leased thereunder and each such lease is valid, without default thereunder by the lessee or, to Unifirst's knowledge, the lessor. True and complete copies of all leases listed in SCHEDULE 2.10 have been delivered by Unifirst to RSFC. The execution of this Agreement and the consummation of the Merger will not constitute a default under or result in the acceleration or termination of any such lease or violate the provisions of any such declaration of condominium.

                  2.11 TAXES AND FEES. With respect to Unifirst and each member of any affiliated group, within the meaning of Section 1504 of the Internal Revenue Code of 1986, of which Unifirst is or has been a member (Unifirst as used hereafter in this Section 2.11 shall refer to Unifirst and each such other company) (i) except as described in SCHEDULE 2.11, all reports, returns, statements (including estimated reports, returns or statements), and other similar filings required to be filed on or before the date of this Agreement by Unifirst (the "Tax Returns") with respect to any Taxes (as defined below) have been timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns correctly reflect the liability of Unifirst for Taxes for the periods, properties, or events covered thereby; (ii) except as described in
SCHEDULE 2.11, all Taxes payable with respect to the Tax Returns referred to in the preceding clause, and all Taxes accruable or otherwise attributable to events occurring prior to the Test Date, whether disputed or not, whether or not shown on any Tax Return, and whether or not currently due or payable, will have been paid in full prior to the Test Date, or an adequate accrual in accordance with GAAP will be provided with respect thereto on the balance sheet dated as of the Test Date; (iii) except as described in SCHEDULE 2.11, Unifirst has no knowledge of any unassessed Tax deficiencies or of any audits or investigations pending or threatened against Unifirst with respect to any Taxes;
(iv) the only Tax Returns of Unifirst which have been examined by the Internal Revenue Service are those for the fiscal year ending September 30, 1994, and any assessments with respect to such returns have been fully paid; (v) except as described in SCHEDULE 2.11, there is in effect no extension for the filing of any Tax Return and Unifirst has not extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax; (vi) no claim has ever been made by any Tax authority in a jurisdiction in which Unifirst does not file Tax returns that it is or may be subject to taxation by that jurisdiction; (vii) there are no liens for Taxes upon any asset of Unifirst except for liens for current Taxes not yet due;
(viii) Unifirst has timely made all deposits required by law to be made with respect to employees' withholding and other payroll, employment, or other withholding taxes, including the portions of such taxes imposed upon Unifirst.

         For purposes of this Agreement, "Taxes" means any taxes, duties, assessments, fees, levies, or similar governmental charges, together with any interest, penalties, and additions to tax, imposed by any taxing authority, wherever located (I.E., whether federal, state, local, municipal, or foreign), including, without limitation, all net income, gross income, gross receipts, net receipts, sales, use, transfer, franchise, privilege, profits, social security, disability, withholding, payroll, unemployment, employment, excise, severance, property, windfall profits, value added, AD VALOREM, occupation, or any other similar governmental charge or imposition.

         2.12 CONTRACTS. Except as set forth on SCHEDULE 2.12 hereto, Unifirst is not a party to any written or oral:

                  (a) contract or agreement, other than contracts or agreements made in the ordinary course of business, involving more than $100,000;

                  (b) contract or agreement with any governmental authority, other than contracts or agreements made in the ordinary course of business;

                  (c) contract or agreement providing for the settlement of any material action, suit, proceeding or investigation involving Unifirst, except in the ordinary course of business;

                  (d) employment or consulting agreement of any kind with any officer, director, employee or consultant, or any policy, program, agreement or understanding (whether or not in the form of an agreement) obligating Unifirst to pay any amount to any officer or employee on account of severance or termination of employment;

                  (e) contract or collective bargaining agreement with any labor union or representative of its employees; or

                  (f) contract or agreement which is material to its financial condition, properties, business or operations.

Except as set forth in SCHEDULE 2.12 hereto, each contract or other agreement to which Unifirst is a party is in full force and effect and is valid and enforceable by Unifirst in accordance with its terms. Neither Unifirst nor any other party is in default in any material respect in the observance or the performance of any term or obligation to be performed by it under any such contract or other agreement. Unifirst has delivered or made available to RSFC true and complete copies of all contracts and agreements referred to in clauses
(a) through (f) above.

                  2.13 LITIGATION. Except as set forth in SCHEDULE 2.13 hereto and except for actions in which Unifirst is the plaintiff where the amount in controversy is less than $100,000, there are no actions, suits, proceedings or investigations before any court or administrative authority in the United States, any state thereof, or any other jurisdiction, of any kind now pending or, to the best of the knowledge of Unifirst, threatened. There is no arbitration proceeding involving Unifirst which is pending or threatened under any collective bargaining agreement or otherwise. Except as set forth in
SCHEDULE 2.13 hereto, neither Unifirst nor any of its properties, assets or liabilities, is subject to any judicial or administrative judgment, order, decree or restraint which adversely affects its business, operations or financial condition.

                  2.14 COMPLIANCE WITH LAWS AND REGULATIONS. The business and operations of Unifirst have been and are in all material respects conducted in accordance with all applicable laws, rules and regulations (including, without limitation, the Equal Credit Opportunity Act, the Consumer Credit Protection Act, the Truth in Lending Act, the Community Reinvestment Act and the Real Estate Settlement Procedures Act), and Unifirst is not subject to or being threatened with, any material fine, penalty, liability or legal disability to its business as the result of its failure to comply with any requirement of any governmental body or agency having jurisdiction over it, the conduct of its business, the use of its assets and properties, or any premises occupied by it. Unifirst has filed all reports and maintained all records required to be filed or maintained during the past five fiscal years and the current fiscal year under applicable rules and regulations of the FDIC and the OTS. Each such filing contains the information required to be stated therein and such information was true and correct in all material respects as of the time such report was filed.

                  2.15 EMPLOYMENT BENEFIT PLANS AND ARRANGEMENTS; LABOR MATTERS.

                  (a) SCHEDULE 2.15 hereto lists all employee benefits plans, contracts, programs or arrangements, including but not limited to pension, profit-sharing, stock option, stock bonus, deferred compensation, supplemental retirement, severance, health care, hospitalization, medical, dental, disability, life insurance and salary continuation, which are currently maintained, contributed to or required to be contributed to by Unifirst or which otherwise cover or provide benefits to any employee or former employee of Unifirst or any beneficiary thereof (collectively, the "Plans"). Unifirst has delivered to RSFC true and complete copies of all of the Plans and all documents relating thereto, including, but not limited to, summary plan descriptions, annual reports (IRS Form 5500 Series), actuarial reports, and accountant or trustee reports, if any, and such reports are accurate in all material respects and there has been no material change in the financial or funding status of any such Plan since the dates of the most recent of such reports. Each Plan has been maintained and administered in all material respects in accordance with its terms and with all applicable laws, including the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code and the regulations promulgated thereunder, and in a manner which will not result in any material charge or assessment against or liability of Unifirst. Except as set forth on SCHEDULE 2.15 hereto, any Plan that is intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and nothing has occurred since the date of such determination that could adversely affect such qualification. The fair market value of the assets of each Plan that is subject to Title IV equals or exceeds the present value of all benefit liabilities (as defined in Title IV of ERISA) under the Plan, with such present value being determined by application of the actuarial methods and assumptions applied by the Plan's enrolled actuary at the most recent annual valuation of the Plan. Unifirst has not engaged in any transaction which may result in imposition on it of any material excise tax under Sections 4971 through 4980, inclusive, of the Code, or otherwise incurred a liability for any excise tax, other than excise taxes which have heretofore been paid or have been accrued, and, in either case are fully reflected in the 1996 Financial Statements. There does not exist any accumulated material funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, with respect to any Plan. There are no circumstances pursuant to which Unifirst could be liable to the Pension Benefit Guaranty Corporation or a multi-employer plan (as defined in Section 3(37) of ERISA) with respect to any plan not listed on SCHEDULE 2.15. Except as set forth in SCHEDULE 2.15 hereto, no Plan provides hospital, medical or health care benefits (other than those mandated by the Consolidated Omnibus Budget Reconciliation Act of 1986) or any life insurance or death benefit protection (other than under a Plan that qualifies under Section 401(a) of the Code) to any retired employees.

                  (b) As of the date hereof, no association of employees has petitioned or applied for labor union certification with respect to all or any part of the business or operations of Unifirst nor is there any organized campaign to obtain any such certification and there have been no negotiations with any labor union or association of employees with respect to any future or amended agreements by Unifirst involving its business or operations and Unifirst has not made or received any offers or proposals with respect thereto.

                  2.16 ACCOUNTING PRACTICES. The books, records and accounts maintained by Unifirst accurately and fairly reflect in reasonable detail its businesses, operations, properties, assets and liabilities, and Unifirst maintains internal accounting controls that provide reasonable assurances that transactions are executed only with management's authorization and transactions are recorded as necessary to permit preparation of accurate financial statements and to maintain accountability for its properties and assets.

                  2.17 MINUTE BOOKS. The minute books of Unifirst are in all material respects complete and accurate records of all meetings and other corporate actions of its shareholders and Board of Directors and Unifirst has made available to RSFC for inspection the originals thereof or delivered true copies thereof.

                  2.18 INSURANCE. All of the insurance policies in force on the date hereof insuring Unifirst, and its assets, business, employees, officers and directors, are described in SCHEDULE 2.18 hereto. Unifirst has delivered or made available to RSFC true and complete copies of all such policies.

                  2.19 AGREEMENTS WITH REGULATORS. Unifirst is not a party to any written agreement or memorandum of understanding with, nor a party to any commitment letter or similar undertaking to, nor subject to any order or directive by, an Agency which restricts the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management. Unifirst has not been advised by any Agency that the Agency is contemplating issuing or requesting any such agreement, memorandum, commitment, understanding, order or directive.

                  2.20     ENVIRONMENTAL.

                  (a) Except as set forth on SCHEDULE 2.20, Unifirst is not (i) in violation of any law, regulation, order, permit, license or decree regulating emissions into the environment and the proper disposal of wastes, petroleum products or other materials; or (ii) liable or responsible for any cleanup, fines, liability or expense arising under any environmental law, regulation or order as a result of the disposal of wastes, petroleum products or other materials in or on its property (whether owned or leased or in which either has acquired an interest by way of mortgage or foreclosure) by it, its predecessors in title, or any other person, or in or on any other property, including property no longer owned, leased or used by it. There are no asbestos or petroleum products or any hazardous or waste material of any kind located under, on or in the property (owned or leased) of Unifirst, and such property has never been used for the handling, treatment, storage or disposal of any petroleum products or any hazardous or toxic substances as defined under any applicable state or federal law.

                  (b) RSFC intends to obtain Phase 1 environmental audits on properties listed on SCHEDULE 2.10 and may obtain such audits on OREO properties currently or formerly owned by Unifirst. In the event that such audits (or subsequent Phase 2 assessments) indicate necessary remediation which would cost in excess of $100,000, RSFC, at its option, may, upon notice to Unifirst, terminate this Agreement. In the event of such a termination, neither party shall have any further obligations or liability to the other, notwithstanding Section 9.4 hereof, unless Unifirst had knowledge of the circumstances which indicated such necessary remediation and failed to disclose such circumstances in SCHEDULE 2.20.

                  2.21 COMMUNITY REINVESTMENT ACT. Unifirst has complied in all material respects with its obligations under the Community Reinvestment Act.

                  2.22 TRANSACTIONS WITH INSIDERS. All of the loans, transactions, agreements and dealings between Unifirst and any "Insider", as defined in Regulation O, comply in all respects with the provisions of Regulation O.

                  2.23 FIDELITY BOND. Unifirst has obtained all fidelity bonds that are required by law or regulation or that are reasonably necessary for the protection of Unifirst. All such fidelity bonds are currently in force and Unifirst has no reason to anticipate that the issuers thereof will fail to renew them or plan to revoke and/or cancel them.

                  2.24 PROXY STATEMENT. The proxy statement referred to in
Section 4.7 hereof will not, with respect to Unifirst, contain any untrue statements of material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. No representation is made by Unifirst with respect to information supplied by or on behalf of RSFC for inclusion in such proxy statement and information incorporated by reference therein from documents filed by RSFC with the Securities and Exchange Commission (the "SEC").

                  2.25 BROKERS. Except as described on SCHEDULE 2.25, neither Unifirst nor any director, officer, employer, agent or other representative of Unifirst, has paid or is obligated to pay to any party any finder's fee, brokerage commission, fairness opinion fee or like payment in connection with the transactions contemplated by this Agreement.

                  2.26 NO UNTRUE STATEMENTS. No statement by Unifirst contained in this Agreement or any of the Schedules hereto or documents referred to herein contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  2.27 ABSENCE OF REGULATORY COMMUNICATIONS. Unifirst is not subject to, or has received during the past three years, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised a material question concerning the condition, financial or otherwise, of such company.

                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF RSFC AND REPUBLIC

                  RSFC and Republic hereby represent and warrant to Unifirst as follows:

                  3.1 CORPORATE ORGANIZATION. RSFC is a Florida corporation, duly organized, validly existing and in good standing under the laws of the State of Florida. RSFC has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate its properties and assets as now owned and being operated by it. RSFC is qualified or licensed to do business and is in good standing in each jurisdiction in which it operates. RSFC is a bank holding company, duly registered as such and in good standing as such under the Bank Holding Company Act of 1956, as amended.

                  3.2 AUTHORIZATION AND ENFORCEABILITY; NO VIOLATION. RSFC's Board of Directors has duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of RSFC, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and to general equitable principles. The execution, delivery and performance of this Agreement do not, and the consummation of the Merger will not, (a) violate or conflict with any provision of the Articles of Incorporation or Bylaws of RSFC, (b) require any third party consent pursuant to or result in any breach of or default under any provision of any contract or agreement of any kind to which RSFC is a party or by which RSFC is bound or to which any property or asset of RSFC is subject, or (c) result in any breach or violation of, or default under, or any event which with due notice or lapse of time or both would constitute a default under, result in the termination of, or accelerate the performance required by, or require RSFC to obtain or make any consent, authorization, approval, registration or filing (other than as described in this Agreement), under any statute, law, ordinance, regulation, rule, judgment, decree, order, license, waiver, variance or other requirement of any court or agency, board, bureau, body or department of the United States or any state thereof which is applicable to RSFC or any of the properties or assets of RSFC.

                  3.3 CAPITALIZATION; STOCK OWNERSHIP. As of the date hereof, the authorized capital stock of RSFC consists of 100,000,000 shares of common stock, par value $.01 per share, of which 22,781,445 shares are issued and outstanding, and 20,000,000 shares of preferred stock, $.01 stated value per share, of which no shares of Series A, no shares of Series B and 948,996 shares of Series C are issued and outstanding. RSFC has called the Series C preferred stock for redemption on April 30, 1998. All of the issued and outstanding shares of RSFC Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of them were issued in violation of any preemptive or other right. Except as described in RSFC's Annual Report on Form 10-K for the year ended December 31, 1997 and subsequent option grants made under the RSFC 1997 Performance Incentive Plan, RSFC is not a party to or bound by any contract, agreement or arrangement to issue, sell or otherwise dispose of or redeem, purchase or otherwise acquire any of its capital stock and there is no outstanding option, warrant or other right to subscribe for or purchase, or contract, agreement or arrangement with respect to, any capital stock of RSFC or any other security exercisable or convertible into any capital stock of RSFC, or any stock appreciation rights.

                  3.4 CORPORATE ORGANIZATION. Republic is a Florida state bank, duly organized, validly existing and in good standing under the laws of the State of Florida. Republic has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate its properties and assets as now owned and being operated by it. Republic is qualified or licensed to do business and is in good standing in each jurisdiction in which it operates.

                  3.5 AUTHORIZATION AND ENFORCEABILITY; NO VIOLATION. Republic's Board of Directors and shareholders have duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of Republic, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and except that the availability of equitable remedies is within the discretion of the appropriate court. The execution, delivery and performance of this Agreement do not, and the consummation of the Merger will not, (a) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Republic; (b) require any third party consent pursuant to or result in any breach of or default under any provision of any contract or agreement of any kind to which Republic is a party or by which Republic is bound or to which any property or asset of Republic is subject; (c) result in any breach or violation of, or default under, or any event which with due notice or lapse of time or both would constitute a default under, result in the termination of, or accelerate the performance required by, or require Republic to obtain or make any consent, authorization, approval, registration or filing (other than as described in this Agreement), under any statute, law, bylaw, ordinance, regulation, rule, judgment, decree, order, license, waiver, variance or other requirement of any court or agency, board, bureau, body or department of the United States or any state thereof which is applicable to Republic or any of the properties or assets of Republic;
(d) cause any acceleration of maturity of any note, instrument or other obligation to which Republic is a party or by which either is bound or with respect to which it is an obligor or guarantor; or (e) result in the creation or imposition of any lien, pledge, claim, charge, restriction, equity or encumbrance of any kind whatsoever upon or give to any other person any interest or right, including any right of termination or cancellation, in or with respect to any of the business, operations, properties, assets, agreements or contracts of Republic.

                  3.6 SEC FILINGS. RSFC has delivered to Unifirst, copies of
RSFC's: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1997; (ii) 1996 Annual Report to Shareholders; (iii) the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and (iv) the Registration Statement on Form S-4, as amended (No. 333-36717). As of the respective filing and effective dates, all of such reports
(i) complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), or the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), as the case may be; and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. RSFC agrees to file when due all reports required to be filed by it with the SEC and other Agencies. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the foregoing reports (the "RSFC Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to RSFC and its subsidiaries taken as a whole) the consolidated financial position of RSFC and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Each subsidiary of RSFC is treated as a consolidated subsidiary of RSFC in the RSFC Financial Statements for all periods covered thereby.

                  3.7 BROKERS. Except for fees payable to Ryan, Beck & Co., neither RSFC, Republic nor any director, officer, employer, agent or other representative of RSFC or Republic, has paid or is obligated to pay to any party any finder's fee, brokerage commission, fairness opinion fee or like payment in connection with the transactions contemplated by this Agreement.

                  3.8 NO UNTRUE STATEMENTS. No statement by RSFC or Republic contained in this Agreement or any of the Schedules hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither the information supplied or to be supplied by or on behalf of RSFC for inclusion, nor the information incorporated by reference from documents filed by RSFC with the SEC, in the proxy statement, the Registration Statement or any other documents to be filed by RSFC with the SEC or any other governmental or regulatory authority in connection with the Merger and the other transactions contemplated hereby, will, on the date of its filing or, in the case of the proxy statement, at the date it is mailed to Unifirst's shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by RSFC with respect to information supplied by or on behalf of Unifirst for inclusion in the proxy statement or any other documents to be filed with the SEC or any other governmental or regulatory authority in connection with the Merger. All documents filed or to be filed by RSFC with the SEC under the Securities Act or the Exchange Act in connection with the Merger will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable.

                                   ARTICLE IV

                              COVENANTS OF UNIFIRST

                  4.1      ACCESS, INFORMATION AND DOCUMENTS.

                  (a) From the date hereof until the Effective Time, Unifirst will give, and will cause its directors, officers, employees, agents and other representatives to give, to RSFC and to its agents and representatives (including, but not limited to, its accountants and counsel) reasonable access to any and all of its properties, assets, books, records and other documents, to enable RSFC to make such audit, examination and investigation of the business, operations, properties, assets, liabilities, books, records and other documents of Unifirst as RSFC may determine, and will furnish, and will cause its directors, officers, employees, agents and other representatives to furnish, to RSFC such information and copies of such documents and records as RSFC shall request, including without limitation files relating to loans originated or purchased, investments, leases, contracts, employment records and benefit plans, minutes of the proceedings of the Board of Directors and any committees thereof, minutes of shareholders' meetings, legal proceedings, examination reports, correspondence with regulatory authorities and correspondence with independent auditors. As part of such examination, RSFC may make such reasonable inquiries of such persons having business or professional relationships with Unifirst as RSFC shall determine, and Unifirst will authorize, and will cause its directors, officers, employees, agents and other representatives to authorize, such persons to respond to each inquiry and to cooperate fully with RSFC in connection therewith. No investigation by RSFC shall affect the representa tions and warranties made by Unifirst herein or result in any waiver or limitation thereof. Such investigation shall be made in such a way as to not interfere with the conduct of Unifirst's business.

                  (b) RSFC agrees to keep confidential and not to disclose to any persons, except its officers, directors, accountants and legal counsel and as may otherwise be required by law, all confidential information provided to it by Unifirst in connection with the foregoing examination of Unifirst.

                  4.2 NO OTHER TRANSACTIONS. Except and only to the extent required by fiduciary obligations, neither Unifirst nor any of its directors, executive officers, representatives, agents or other persons controlled by Unifirst shall, and Unifirst shall not permit its directors and executive officers to, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than RSFC) concerning any merger, sale of substantially all of the assets, sale of shares of capital stock or similar transactions involving Unifirst.

                  4.3 CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME. During the period from the date of this Agreement to the Effective Time, Unifirst shall
(i) maintain its existence and good standing under the laws of its organization, and (ii) conduct its business and engage in transactions only in the ordinary course and consistent with its past prudent banking practices. In addition, Unifirst agrees that from the date hereof to the Effective Time, except as permitted or required by this Agreement, it will not take any action that would result in any of its representations or warranties contained in this Agreement not being true and correct in any material respect at the Effective Time. Unifirst agrees that it shall confer with RSFC upon the request of RSFC and will advise RSFC regarding all significant developments, transactions and proposals relating to its financial condition, properties, business or operations, and will cause its directors, officers, employees, agents and other representatives to disclose to RSFC any and all material changes in, or events which materially affect, its financial condition, properties, business or operations.

                  4.4 NEGATIVE COVENANTS. From the date hereof to the Effective Time, except as permitted or required by this Agreement, Unifirst will not, without the prior consent of RSFC:

                  (a) change any provision of its Charter or Bylaws or take any other action with respect thereto;

                  (b) change the number of shares of its issued capital stock or issue (other than upon conversion of shares of Unifirst Preferred Stock or exercise of Unifirst Stock Options) or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to its authorized or issued capital stock, or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock;

                  (c) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

                  (d) hire any officer;

                  (e) grant any severance or termination pay (except pursuant to agreements described on SCHEDULE 2.12) to, or enter into or amend any written severance or employment agreement with, any of its directors, officers or employees or adopt any new employee benefit plan or arrangement of any type;

                  (f) sell or dispose of any loan, security or other asset, except for sales of classified assets or OREO, or incur any liabilities, in either case in excess of $100,000 in the aggregate, except in the ordinary course of business; provided that sales of loans, securities or other financial assets (except classified assets) shall not be deemed to be in the ordinary course of business except to the extent of sales resulting in aggregate net gain, if any, on all such sales from February 28, 1998 not exceeding $100,000;

                  (g) make any capital expenditure in excess of $100,000 in the aggregate;

                  (h) file any applications or make any contract with respect to branching or site location or relocation;

                  (i) make any loan, commitment therefor, or direct investment in or with respect to any one party or related group of parties or issue any letter of credit, or any renewal thereof, in a single or series of transactions in an amount in excess of $500,000, provided that Unifirst may make (i) residential real estate loans in a principal amount in excess of $500,000 up to $1,000,000 if the loan to value ratio is 75% or less and (ii) commercial loans in a principal amount in excess of $500,00 up to $1,000,000 if the loan to value ratio is 70% or less;

                  (j) engage in any business transactions with its directors or officers, except for the exercise of outstanding options, loan renewals which otherwise are consistent with terms and conditions offered to third parties and other routine banking transactions;

                  (k) take any action, except as may be required by law, regulation or judicial or regulatory order, which could prevent the Merger;

                  (l) enter into or renew any written employment or consulting agreement or amend or otherwise modify any existing written employment or consulting agreements, except for the annual renewal of employment agreements with John G. Primeau or Russell Conrad on the same terms and conditions as the existing agreements;

                  (m) increase the compensation or benefits of any of its employees, officers or directors or pay any bonuses, directly or indirectly, to any such persons;

                  (n) enter into, amend or renew any real estate lease;

                  (o) enter into any agreement not terminable at will by it which requires the payment by it of an aggregate amount in excess of $100,000;

                  (p) waive any material right other than in the ordinary course of business;

                  (q) incur any material indebtedness for money owed, other than in the ordinary course of business;

                  (r) mortgage, pledge or subject to any charge, lien, claim or encumbrance any of its assets, other than in the ordinary course of business;

                  (s) make any material change in its accounting methods or practices;

                  (t) amend or modify any employee retirement plans or increase the amount of contributions to such plans; or

                  (u) agree or obligate itself to do any of the foregoing.

                  4.5 CURRENT INFORMATION. During the period from the date of this Agreement to the Effective Time, Unifirst shall promptly advise RSFC in writing of any information or fact that would make any representation or warranty or any statement in this Agreement or in the Schedules not true and correct if such information or fact had been known when the representation, warranty or statement was made.

                  4.6 PURSUIT OF APPROVALS. Unifirst will use its best efforts to obtain all necessary OTS and any other regulatory approvals which may be required of Unifirst and to take all other reasonable steps which are or may be necessary to consummate the Merger and will cooperate with RSFC and Republic in the preparation of all applications and regulatory filings and will furnish promptly upon written request all documents, information, financial statements or other materials as may be required in order to complete such applications. RSFC will be provided the opportunity to review and approve in advance all information relating to it which appears in any filing made with, or written material submitted to any third party or governmental body in connection with the transactions contemplated by this Agreement.

                  4.7 MEETING OF UNIFIRST'S SHAREHOLDERS; PROXY STATEMENT. Unifirst will take all steps necessary duly to call, give notice of, convene and hold a meeting of its shareholders, to be held within 45 days of the effective date of the Registration Statement, or, if none, within 45 days after completion of the proxy statement, for the purpose of securing the required approval of its shareholders of the Plan of Merger and the transactions contemplated hereby. Unifirst, through its Board of Directors, will recommend to its shareholders the approval of the Plan of Merger and the transactions contemplated hereby and use its best efforts to obtain such approvals. The text of Unifirst proxy statement with respect to such shareholders meeting shall be prepared by RSFC and shall be subject to the prior approval of Unifirst.

                  4.8 FUTURE FINANCIAL STATEMENTS. Unifirst shall deliver to RSFC, within 20 days after the end of each calendar month from the month of March 1998 through the Closing Date, its unaudited consolidated statements of financial condition as of the end of such month and its consolidated statements of operations for the period from October 1, 1997 through the month then ended. All of the financial statements hereinabove referred to in this Section 4.8 are hereinafter referred to as the "Future Financial Statements". The Future Financial Statements shall be prepared in accordance with GAAP on a basis consistent with the 1997 Financial Statements. The Future Financial Statements so delivered after the date hereof shall be accompanied by a certificate of a duly authorized officer certifying that, to the best of his knowledge, such statements are complete, true and accurate and that they have been prepared in accordance with GAAP, and on a basis consistent with the 1997 Financial Statements, except for customary year-end adjustments and notes.

                  4.9 OBSERVER AT MEETINGS. Unifirst agrees to permit the Chairman of the Board and the Executive Vice President of RSFC to attend, as an observer, all meetings of its shareholders, Board of Directors and committees of the Board of Directors, including loan committees, which may be held from the date hereof through the Effective Time. Unifirst shall provide RSFC with the same notice of all such meetings which is given to shareholders or directors, as the case may be, and with copies of all materials and documents distributed at such meetings. Notwithstanding the foregoing, Unifirst may, in its discretion, exclude RSFC from portions of meetings during which this Agreement or its interpretation, breach, performance and/or enforcement are reviewed or when otherwise required to do so by OTS regulations. RSFC shall maintain the strict confidentiality of all matters observed at such meetings; provided, however, RSFC may discuss such matters with officers, directors, legal counsel and advisors of RSFC and Republic and may disclose such matters publicly if obligated to do so by law.

                  4.10 POOLING. Unifirst agrees that it will not knowingly take any action listed on SCHEDULE 4.10 which would have the effect of jeopardizing the treatment of the Merger as a "pooling of interests."

                  4.11 PREFERRED CONVERSION. Unifirst agrees to convert all of the outstanding shares of Preferred Stock into shares of Unifirst Common Stock at least one business day prior to the Closing Date in accordance with Section 7(b) of the Unifirst Charter Supplement One dated January 19, 1994.

                  4.12 FAIRNESS OPINION. Unifirst agrees to obtain, on or before the earlier of April 30, 1998 or the date on which the Registration Statement if filed (or, if none, the date on which the proxy statement referred to in Section
5.3 hereof is mailed), the opinion to T. Stephen Johnson and Associates (or other firm of investment bankers) to the effect that the Conversion Rate is fair to holders of Unifirst Common Stock from a financial point of view (the "Unifirst Fairness Opinion").

                                    ARTICLE V

                         COVENANTS OF RSFC AND REPUBLIC

                  5.1      ACCESS, INFORMATION AND DOCUMENTS.

                  (a) From the date hereof until the Effective Time, RSFC will give, and will cause its directors, officers, employees, agents and other representatives to give, to Unifirst and to its agents and representatives (including, but not limited to, its accountants and counsel) reasonable access to any and all of its properties, assets, books, records and other documents, to enable Unifirst to make such audit, examination and investigation of the business, operations, properties, assets, liabilities, books, records and other documents of RSFC as Unifirst may determine, and will furnish, and will cause its directors, officers, employees, agents and other representatives to furnish, to Unifirst such information and copies of such documents and records as Unifirst shall request, including without limitation files relating to loans originated or purchased, investments, leases, contracts, employment records and benefit plans, minutes of the proceedings of the Board of Directors and any committees thereof, minutes of shareholders' meetings, legal proceedings, examination reports, correspondence with regulatory authorities and correspondence with independent auditors. As part of such examination, Unifirst may make such reasonable inquiries of such persons having business or professional relationships with RSFC as Unifirst shall determine, and RSFC will authorize, and will cause its directors, officers, employees, agents and other repre sentatives to authorize, such persons to respond to each inquiry and to cooperate fully with Unifirst in connection therewith. No investigation by Unifirst shall affect the representations and warranties made by RSFC herein or result in any waiver or limitation thereof. Such investigation shall be made in such a way as to not interfere with the conduct of RSFC's business.

                  (b) Unifirst agrees to keep confidential and not to disclose to any persons, except its officers, directors, accountants and legal counsel and as may otherwise be required by law, all confidential information provided to it by RSFC in connection with the foregoing examination of RSFC.

                  5.2 PURSUIT OF APPROVALS. RSFC and Republic will each use its best efforts to obtain all necessary State of Florida, Federal Reserve Board and OTS approvals and any other regulatory approvals which may be required and to do all other things which are or may be necessary to consummate the Merger and will cooperate with Unifirst in the preparation of all applications and will furnish promptly upon written request all documents, information, financial statements or other materials as may be required in order to complete such applications. Unifirst will be provided the opportunity to review and approve in advance all information relating to it which appears in any filing made with, or written material submitted to any third party or governmental body in connection with the transactions contemplated by this Agreement.

                  5.3 REGISTRATION STATEMENT. As soon as practicable after the date hereof, RSFC shall prepare and file with the SEC, and diligently seek effectiveness of, a Registration Statement on Form S-4 (the "Registration Statement") containing the proxy statement/prospectus with respect to Unifirst shareholders meeting referred to herein and the RSFC Common Stock to be issued upon effectiveness of the Merger. In lieu thereof, RSFC may, at its option, prepare a proxy statement with respect to the Unifirst shareholder meeting and perfect an exemption from registration of the Common Stock to be issued upon effectiveness of the Merger under Section 3(a)(10) of the Securities Act. In either event, RSFC shall promptly advise Unifirst of the status of such proceedings. In the event RSFC files the Registration Statement with the SEC, then RSFC shall promptly respond to any comments of the SEC on the Registration Statement and file any necessary amendments and supplements thereto as necessary or required to have the Registration Statement declared effective under the Securities Act, so that the issuance of shares of RSFC Common Stock to the holders of Unifirst Common Stock in connection with the Merger is registered under the Securities Act. RSFC shall advise Unifirst (promptly after it receives notice thereof) of the time when the Registration Statement has become effective, and of any supplement or amendment that has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of RSFC Common Stock for offering or sale in any jurisdiction. In the event that RSFC perfects an exemption from registration of the RSFC Common Stock to be issued upon effectiveness of the Merger under Section 3(a)(10) of the Securities Act, then, on or prior to the Effective Time, RSFC shall provide to Unifirst either (i) an opinion from Morgan, Lewis & Bockius LLP in form reasonably satisfactory to Unifirst and its counsel that the exemption under Section 3(a)(10) of the Securities Act has been perfected such that the RSFC Common Stock to be issued to Unifirst shareholders upon effectiveness of the Merger shall be freely tradeable and exempt from the registration requirements of the Securities Act as a result of the applicability of such exemption, except for the application of Rule 145 restrictions to former affiliates of Unifirst; or
(ii) a "no action" letter from the SEC substantially to such effect. RSFC shall obtain, prior to the effective date of the Registration Statement, or, in the event a Registration Statement will not be filed pursuant to the terms of this
Section 5.3, then to the extent otherwise required by state securities laws, all necessary state securities law or "Blue Sky" permits or approvals in connection with the issuance of the RSFC Common Stock in the Merger.

                  5.4 POOLING. RSFC agrees that it will not knowingly take any action which would have the effect of jeopardizing the treatment of the Merger as a "pooling of interests."

                  5.5 OFFICER AND DIRECTOR INDEMNITY. RSFC hereby agrees that for a period of three years after the Effective Time RSFC shall indemnify the present directors and officers of Unifirst against all claims, threats of claims, losses, damages and liabilities arising out of, or in connection with, directly or indirectly, actions or omissions made in their respective capacities of director or officer and occurring at or prior to the Effective Time to the fullest extent permitted under Florida law, provided that no such indemnification shall be made for (i) actions or omissions which constitute violations of law or fraud, are intentionally taken or omitted in bad faith or constitute a knowing breach of this Agreement; or (ii) any such claim, threat, loss, damage or liability known to such officer and director and not disclosed to RSFC on or prior to the date of this Agreement.

                                   ARTICLE VI

                             CONDITIONS PRECEDENT TO

                 THE OBLIGATIONS OF RSFC, REPUBLIC AND UNIFIRST

                  The obligations of RSFC, Republic and Unifirst to effect the Merger are subject to the fulfillment of each of the following conditions prior to or at the Effective Time, or waiver thereof by all three parties:

                  6.1 GOVERNMENT APPROVALS. (a) The receipt of all government approvals required to be received to consummate the Merger, including the SEC ordering effective the Registration Statement (and no stop order terminating the effectiveness of the Registration Statement shall have been issued or threatened), shall have been received, without the imposition of conditions which would, in the reasonable determination of RSFC and Unifirst, (i) have a material adverse effect on the financial condition, properties, business or operations of RSFC or Republic upon completion of the Merger, or (ii) otherwise impair the value of Unifirst to RSFC; (b) such government approvals shall remain in effect; (c) all applicable statutory waiting or notice periods with respect to such government approvals shall have expired; and (d) all conditions and requirements prescribed by law or by such government approvals shall have been satisfied to the extent required prior to the Effective Time.

                  6.2 SHAREHOLDER APPROVAL. At the Unifirst shareholders meetings, the Plan of Merger shall have received the approval of two-thirds of the outstanding shares of Unifirst Common Stock and Unifirst Preferred Stock (counted together) and the approval by shareholders owning a majority of the outstanding shares of each class (counted separately).

                  6.3 NO LITIGATION. No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing consummation of the Merger; no suit, action or other proceeding shall be pending or, to the knowledge of either party hereto, threatened by any governmental body in which it is sought to restrain or prohibit the Merger; no statute, rule, regulation or policy shall have been promulgated or enacted by any Agency which would have the effect of preventing the Merger; and no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more of the parties hereto in connection with this Agreement and which RSFC, Republic or Unifirst determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger or to have a material adverse effect on the business or financial condition of such party.

                  6.4 FAIRNESS OPINION. The Unifirst Fairness Opinion shall have been delivered at the time specified in Section 4.12 hereof.

                                   ARTICLE VII

                             CONDITIONS PRECEDENT TO
                           THE OBLIGATIONS OF UNIFIRST

                  The obligation of Unifirst to effect the Merger is subject to the fulfillment of the following condition prior to or at the Effective Time, or waiver thereof by Unifirst:

                  7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The obligations of RSFC or Republic required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects. The representations and warranties of RSFC or Republic contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and as of the Effective Time as though made at and as of the Effective Time, except for those representations and warranties specifically relating to a time or times other than the Effective Time which shall be true and correct in all material respects at such time or times and except for changes permitted by this Agreement with the same force and effect as if made at and as of the Effective Time.

                  7.2 MATERIAL CHANGE. There shall not have occurred a material adverse change in RSFC, its business, financial condition or prospects, taken as a whole, since February 28, 1998.

                  7.3 OFFICERS' CERTIFICATES. RSFC and Republic shall have furnished Unifirst with such certificates of its officers or others and such other documents to evidence the fulfillment of the conditions set forth in this
Article VII as Unifirst may reasonably request.

                  7.4 CONSENTS. RSFC and Republic shall have received all necessary consents to the transactions contemplated herein required by any agreement material to the operation or conduct of business of RSFC or Republic.

                  7.5 TAX OPINION. RSFC shall have received the opinion of Morgan, Lewis & Bockius LLP to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that RSFC, Republic and Unifirst will each be a party to such reorganization within the meaning of Section 368(a) of the Code.

                                  ARTICLE VIII

                             CONDITIONS PRECEDENT TO
                      THE OBLIGATIONS OF RSFC AND REPUBLIC

                  The obligation of RSFC and Republic to effect the Merger is subject to the fulfillment of each of the following conditions prior to or at the Effective Time, or waiver thereof by RSFC and Republic:

                  8.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The obligations of Unifirst required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects. The representations and warranties of Unifirst contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and as of the Effective Time as though made at and as of the Effective Time, except for those representations and warranties specifically relating to a time or times other than the Effective Time which shall be true and correct in all material respects at such time or times and except for changes permitted by this Agreement with the same force and effect as if made at and as of the Effective Time.

                  8.2 MATERIAL CHANGE. There shall not have occurred a material adverse change in Unifirst, its business, financial condition or prospects, taken as a whole, since February 28, 1998.

                  8.3 FINANCIAL CONDITIONS. The interim consolidated balance sheet of Unifirst for the calendar month end immediately preceding the Closing Date, and as of the Closing Date, shall reflect total assets of not less than $135,000,000, total deposits of not less than $125,000,000, total loans of not less than $110,000,000, total non-performing assets of not more than $2,000,000 and an allowance for loan losses of not less than $350,000.

                  8.4 DEMANDS FOR APPRAISAL. The holders of not more than 7.5% of the outstanding shares of Unifirst Common Stock shall have duly delivered proper demands stating an intention to demand appraisal of and payment for their shares in accordance with 12 C.F.R. ss.552.14.

                  8.5 ACCOUNTANTS' COMFORT LETTER. RSFC and Republic shall have received the letter of KPMG Peat Marwick LLP, dated the Closing Date, to the effect that, based on agreed-upon procedures, nothing has come to their attention which would cause them to believe that (i) the total assets, total deposits, total loans and total non-performing assets of Unifirst as of the calendar month ended prior to the Closing Date are not as reported by Unifirst or (ii) the accounting treatment of the Merger would not be a "pooling of interests" in accordance with GAAP.

                  8.6 OFFICERS' CERTIFICATES. Unifirst shall have furnished RSFC and Republic with such certificates of its officers or others and such other documents to evidence the fulfillment of the conditions set forth in this
Article VIII as RSFC and Republic may reasonably request, including certification of the names, addresses and numbers of shares of Unifirst Common Stock held by Unifirst shareholders of record as of the Closing.

                  8.7 CONSENTS. Unifirst shall have received all necessary consents to the transactions contemplated herein required by any agreement material to the operation or conduct of business of Unifirst.

                  8.8 TAX OPINION. RSFC shall have received the opinion of Morgan, Lewis & Bockius LLP to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that RSFC, Republic and

Unifirst will each be a party to such reorganization within the meaning of
Section 368(a) of the Code.

                  8.9 UNIFIRST AFFILIATE LETTERS. RSFC shall have received from each director of Unifirst and any other person which would be an "affiliate" of Unifirst for purposes of Rule 145 under the 33 Act a duly executed letter agreement, in form and substance acceptable to Unifirst and RSFC, with regard to their Rule 145 and "pooling of interests" accounting treatment obligations.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

                  9.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated at any time prior to the Effective Time (whether before or after approval of the Plan of Merger by Unifirst's shareholders) by mutual written consent of RSFC and Unifirst.

                  9.2 TERMINATION BY UNIFIRST. Unifirst may terminate this Agreement by written notice to RSFC, at any time prior to the Effective Time, whether before or after approval by the shareholders of Unifirst, if (a) any event occurs such that a material condition set forth in Articles VI or VII hereof which must be fulfilled before Unifirst is obligated to consummate the Merger cannot be fulfilled (other than by reason of Unifirst's failure to comply with its obligations hereunder) and nonfulfillment is not waived by Unifirst;
(b) there shall have been a material default under or a material breach of RSFC or Republic's covenants hereunder; (c) there shall have been a material default under or a material breach of RSFC's or Republic's representations and warranties hereunder; or (d) the shareholders of Unifirst shall fail to approve the Plan of Merger at the Unifirst shareholders meeting held to consider the Plan of Merger. Unifirst may also terminate this Agreement at any time after September 30, 1998, if all the conditions precedent to its obligations to effect the Merger shall not have been fulfilled by reason other than Unifirst's failure to comply with its obligations hereunder and the Merger shall not have become effective on or prior to such date.

                  9.3 TERMINATION BY RSFC. RSFC may terminate this Agreement by written notice to Unifirst at any time prior to the Effective Time, whether before or after approval by the shareholders of Unifirst, if (a) any event occurs such that a condition set forth in Articles VI or VIII hereof which must be fulfilled before RSFC is obligated to consummate the Merger or cannot be fulfilled (other than by reason of RSFC's or Republic's failure to comply with its obligations hereunder) and nonfulfillment is not waived by RSFC; (b) there shall have been a material default under or a material breach of Unifirst's covenants hereunder; (c) there shall have been a material default under or material breach of Unifirst's representations and warranties hereunder; (d) the share holders of Unifirst shall fail to approve the Plan of Merger at the Unifirst shareholders meeting held to consider the Plan of Merger; or (e) any event occurs which, in the opinion of Ernst & Young LLP, would disqualify the Merger from being treated as a "pooling of interests." RSFC may also terminate this Agreement at any time after September 30, 1998, if all the conditions precedent to their obligations to effect the Merger shall not have been fulfilled by reason other than RSFC's or Republic's failure to comply with its obligations hereunder and the Merger shall not have become effective on or prior to such date.

                  9.4 EFFECT OF TERMINATION. If this Agreement is terminated, this Agreement (except for this Section 9.4 and Section 9.5, which shall remain in full force and effect) shall no longer be of any force or effect and there shall be no liability hereunder on the part of any party or its respective directors, officers or shareholders; provided that (i) if such termination results from knowing or intentional breaches by Unifirst of any representation, warranty or covenant hereunder, then Unifirst shall pay all of the reasonable fees and expenses incurred by RSFC and Republic in connection with this Agreement, the Merger and the transactions contemplated hereby and (ii) if such termination results from knowing or intentional breaches by RSFC or Republic of any representation or warranty or covenant hereunder, then RSFC and Republic shall pay all of the reasonable fees and expenses of Unifirst in connection with this Agreement, the Merger and the transactions contemplated hereby.

                  9.5 ALTERNATE TRANSACTION. Nothing contained in this Agreement shall be deemed to prohibit any director or officer of Unifirst from fulfilling his or her fiduciary duties to Unifirst shareholders or from taking any action required by law. However, in addition to any payment required by Section 9.4 hereof, in the event that (i) this Agreement is terminated as a result of a breach by Unifirst of any of its representations, warranties, covenants or agreements contained herein; and (ii) control of Unifirst is acquired by merger or stock purchase by a person other than RSFC within 18 months after the date of this Agreement, then Unifirst (or its successor) shall immediately pay RSFC, by wire transfer, $400,000 in full satisfaction of RSFC's losses and damages resulting from such termination. Unifirst agrees that $400,000 is reasonable under the circumstances, that it would be impossible to exactly determine RSFC's actual damages as a result of such a termination and that RSFC's actual damages resulting from the loss of the transaction are in excess of $400,000.

                  9.6 EXTENSION OR WAIVER. At any time prior to the Effective Time, whether before or after shareholder approval, either party may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party hereto contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions of the other party hereto contained herein. Any agreement on the part of any party hereto for any such extension or waiver shall only be valid if set forth in a writing signed on behalf of such party.

                                    ARTICLE X

                                  MISCELLANEOUS

                  10.1     CERTAIN TERMS.

                  (a) Unless otherwise defined herein, all accounting terms used herein shall have the meanings ascribed to them under GAAP, as adjusted by FDIC regulations and practice.

                  (b) "Agency" shall mean each of the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the FDIC, the OTS, the Florida Department of Banking and Finance, all other state regulatory agencies having jurisdiction over the parties, HUD, the VA, the FHA, the GNMA, the FNMA, the FHLMC and the SEC.

                  (c) "Non-performing assets" shall mean loans in default at least 90 days, Other Real Estate Owned, any other repossessed assets and any other loans off accrual for any reason.

                  (d) "Knowing" shall mean known to any director or officer of the bank or corporation, as the case may be.

                  10.2 EXPENSES. Except as provided in Section 9.4 hereof, each of the parties will pay all of its own legal, accounting and other expenses incurred in the preparation of this Agreement and the performance of the terms and provisions of this Agreement.

                  10.3 LEGAL FEES. In the event of litigation between any of the parties to this Agreement with respect to enforcement of the provisions hereof, the prevailing party in such litigation shall be entitled to recover its legal fees and expenses from the other party to such litigation.

                  10.4 SURVIVAL. All representations and warranties contained in this Agreement or in any certificate delivered at Closing shall be extinguished at and shall not survive the Effective Time, except for knowing or intentional breaches of representations and warranties. All covenants, agreements and undertakings required by this Agreement to be performed after the Effective Time shall survive the Effective Time and remain binding obligations.

                  10.5 ENTIRE AGREEMENT; AMENDMENT; WAIVER. This Agreement supersedes all previous arrangements or understandings, whether written or oral, and contains the entire agreement of the parties, with respect to the subject matter hereof. This Agreement may be modified, varied or otherwise amended only by a writing executed on behalf of each of the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom enforcement of such waiver is sought. No waiver, course of dealing, delay in acting or other purported waiver by any party of compliance with any provision of this Agreement shall be construed as a continuing waiver, or as a waiver of any subsequent breach, of any such provision or of any rights or remedies with respect thereto. In addition, Sections 4.1(b), 5.1(b), 9.4, 9.5 and 10.3 shall survive any termination of this Agreement.

                  10.6 NOTICES. Any notice, request, election, or other communication required or permitted to be given by any party under any provision of this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person, by overnight courier or by facsimile transmission, to the following address, or to such other address as any party shall designate upon written notice to the other party pursuant to this Section 10.6:

                  If to RSFC or Republic:

                           Republic Security Bank
                           4400 Congress Avenue
                           West Palm Beach, Florida  33407
                           Facsimile No.:  561-881-9225

                           Attn:    Rudy E. Schupp, President
                                    and Chairman of the Board

                  With a copy to:

                           John S. Fletcher, Esq.
                           Morgan, Lewis & Bockius LLP
                           5300 First Union Financial Center
                           200 South Biscayne Boulevard
                           Miami, Florida  33131-2339
                           Facsimile No.:  305-579-0321

                  If to Unifirst:

                           Unifirst Federal Savings Bank
                           3830 Hollywood Boulevard
                           Hollywood, Florida  33021
                           Facsimile No.:  954-967-8737

                           Attn:    John G. Primeau
                                    President

                  With a copy to:

                           Gene K. Glasser, Esq.
                           Abrams Anton P.A.
                           2021 Tyler Street
                           Hollywood, Florida  33022
                           Facsimile No.:  954-925-7013

                  10.7 RIGHTS UNDER THIS AGREEMENT; NONASSIGNABILITY. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors, but shall not be assignable by any party. Nothing contained in this Agreement is intended to confer upon any person, other than the parties to this Agreement, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

                  10.8 FORM OF THIS AGREEMENT. Captions to the various provisions in this Agreement are for the convenience of the reader only and shall not be construed as affecting the meaning or interpretation of any provision of this Agreement. Terms used in the singular shall be read in the plural, and vice versa, and terms used in the masculine gender shall be read in the feminine or neuter gender, when the context so requires. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but together shall constitute one and the same instrument.

                  10.9 GOVERNING LAW. This Agreement has been entered into under, and shall be construed and enforced in accordance with, the laws of the State of Florida.

                  10.10 PUBLIC ANNOUNCEMENTS. RSFC and Unifirst shall each approve in advance the substance of and cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by law or regulation.

                  10.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the several parties hereto on separate counterparts, each of which when so executed shall be an original, but all such separate counterparts shall together constitute but one and the same instrument.

                  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                   REPUBLIC SECURITY FINANCIAL

                                   CORPORATION

                                   By
                                     ------------------------------------------
                                     Rudy E. Schupp,
                                     President and Chairman of the Board

[SEAL]

ATTEST:

--------------------------

Richard J. Haskins,
Assistant Secretary

                       (SIGNATURES CONTINUED ON NEXT PAGE)

                                   REPUBLIC SECURITY BANK

                                   By
                                     ----------------------------------------
                                     Rudy E. Schupp,
                                     President and Chairman of the Board

[SEAL]

ATTEST:

-------------------------------
Richard J. Haskins,
Assistant Secretary

                                   UNIFIRST FEDERAL SAVINGS BANK

                                   By
                                     ----------------------------------------
                                     John G. Primeau,
                                     President

[SEAL]

ATTEST:

-------------------------------
Name:
Title:      Secretary

                                                                  SCHEDULE 4.10

1.       Issue any stock.*

2.       Change the voting rights or other rights of outstanding stock.*

3.       Issue any bonus shares of stock to employees.

4.       Issue any stock warrants.

5.       Grant any new stock options.

6.       Change the original terms of any stock option or stock award plans.

7. Accelerate the exercise or conversion date and change the terms of outstanding warrants, options and convertible securities.*

8. Issue any convertible securities or change the terms of convertible securities.*

9.       Induce conversion of convertible securities.*

10.      Acquire any outstanding Unifirst equity securities.

11.      Exchange any Unifirst equity securities.

12.      Declare or pay any unusual dividends or distributions to shareholders.

13.      Spin off any assets to shareholders.

14. Dispose of, transfer or exchange any assets other than in the ordinary course of business consistent with past practice.

--------
* Excluding the exercise of outstanding options or the conversion of the Preferred Stock in accordance with Section
         7(b) of the Unifirst Charter Supplement One dated January 19, 1994.